Exhibit 99.1

BioLargo sales climb as balance sheet improves

Westminster, CA – August 4, 2020 – BioLargo, Inc. (OTCQB:BLGO), developer of sustainable technologies and a full-service environmental engineering company, announced today that company-wide sales in July had more than doubled its historical monthly average. Led by subsidiary Clyra Medical’s introduction of Clyraguard Personal Protection Spray, an FDA registered disinfectant for PPE such as facemasks. With first product deliveries to customers in late July, 2020, production ramping up, and distribution channels forming, management is excited about the product’s future prospects.

Additionally, BioLargo announced that since December 31, 2019, it had converted more than $3,100,000 principal amount of debt to equity, and that an additional $414,000 would convert to equity over the next 45 days, bringing the total to approximately $3,550,000 in debt conversion to equity.  The Company has also reached agreement with holders of approximately $550,000 of debt due in August, 2020, to extend by one-year the maturity dates, and convert a portion of principal into equity. (See Form 8-K filed August 4, 2020.)

The remaining note obligations of BioLargo after these conversions will be approximately $2,213,000: (i) $1,007,000 owed by Clyra Medical to Scion Solutions, which is paid out of stock sales and revenues; (ii) $600,000 due August 9, 2021, which may be converted at the holder’s option; (iii) $406,000 due August 12, 2021, which may be converted at the holders’ option; (iv) $100,000 due April 20, 2021, which BioLargo intends to convert to equity at maturity; and (v) $100,000 due on investor demand.

Dennis P. Calvert, BioLargo’s President & CEO commented, “Our team at Clyra Medical developed Clyraguard in response to the COVID-19 pandemic, and we are proud that they could develop the product, secure FDA registration, secure raw materials, source FDA compliant manufacturing, and deliver product to customers in only a matter of months. We are proud of our team and this product that we believe is vital to help front line workers, and all of us, during these turbulent times. I am personally excited about the prospects of this product, and look forward to reporting more information in our SEC filings.”

Calvert added, “The continued balance sheet improvements are dramatic.  We have been diligent to move away from convertible debt instruments in favor of equity-based transactions for new capital, and have not taken in any new convertible debt since September of 2019, so as to eliminate the extremely expensive non-cash interest expense. We plan to continue to this focus into the future. As we are emerging from the height of the COVID-19 crisis, we are glad to see capital projects being restarted which bodes well for ONM Environmental, BioLargo Engineering and BioLargo Water. We were recently notified of an award of public funding to support our first commercial installation of our AOS system and BioLargo Engineering is preparing for commercial trials for our PFAS solution (the BioLargo AEC) in the coming months.

We will continue to update the information available as more business develops and sales continue to rise.”

About BioLargo, Inc.

BioLargo, Inc. is an innovator of technology-based products and environmental engineering solutions provider driven by a mission to “make life better”. We feature unique disruptive solutions to deliver clean air, clean water and a clean, safe environment (www.biolargo.com). Our engineering division features experienced professional engineers dedicated to integrity, reliability, and environmental stewardship (www.biolargoengineering.com). Our industrial odor control division, ONM Environmental, Inc. (www.onmenvironmental.com) features CupriDyne Clean Industrial Odor Eliminator (www.cupridyne.com), which eliminates the odor-causing compounds and VOCs rather than masking them, and is now winning over leading companies in the solid waste handling and wastewater industries and other industries that contend with malodors and VOCs. Our subsidiary BioLargo Water (www.biolargowater.ca) develops the Advanced Oxidation System "AOS," a disruptive industrial water treatment technology designed to eliminate waterborne pathogens and recalcitrant contaminants with better energy-efficiency and lower operational costs than incumbent technologies. We are a minority stockholder of and technology licensor to our subsidiary Clyra Medical which features its breakthrough product Clyraguard (www.clyramedical.com/clyraguard), an FDA Registered, hospital grade disinfectant for personal protective equipment including facemasks, proven 99.999% effective and safe for skin, as well as its other products offering gentle solutions for chronic infected wounds to promote infection control and regenerative tissue therapy.

Contact Information

Dennis P. Calvert

President and CEO, BioLargo, Inc.

888-400-2863

Safe Harbor Act

During the course of the stockholder presentation, BioLargo may make “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, regarding future events or the future financial performance of the company that are subject to change. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.